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                                                                     Exhibit 8.1

                       WILMER, CUTLER & PICKERING                    Washington
                          2445 M Street, N.W.                        Baltimore
                      Washington, D.C. 20037-1420                    New York
                                  ___                                London
                       Telephone (202) 663-6000                      Brussels
                       Facsimile (202) 663-6363                      Berlin

                                 May 11, 1999


Capital Automotive REIT
1420 Spring Hill Road, Suite 525
McLean, Virginia  22102

                            Capital Automotive REIT
                            -----------------------
                 Qualification as Real Estate Investment Trust
                 ---------------------------------------------

Ladies and Gentlemen:

        We have acted as counsel to Capital Automotive REIT, a Maryland real estate investment trust ("Capital Automotive), in connection with the preparation of a Form S-3 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission on May 11, 1999, with respect to the offering of up to 796,135 common shares of beneficial interest, par value $.01 per share ("Common Shares"), of Capital Automotive that may be offered and sold from time to time if, and to the extent that, certain limited partners of Capital Automotive L.P., a Delaware limited partnership (the "Partnership"), seek to redeem their units of limited partnership interest ("Units") and the Company exercises its contractual right to assume the Partnership's obligation and redeems the Units for Common Shares. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Registration Statement. Unless specifically defined otherwise, all terms used herein have the meaning set forth in the Registration Statement.

        In giving this opinion letter, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the following: (1) the Declaration of Trust of Capital Automotive, as amended, restated and supplemented (the "Declaration of Trust"), as certified by the Department of Assessments and Taxation of the State of Maryland on February 23, 1999; (2) the Bylaws of Capital Automotive, as amended, restated and supplemented (the "Bylaws"), to the date hereof; (3) the Registration Statement, including the prospectus contained as part of the Registration Statement (the "Prospectus"); (4) the Agreement of Limited Partnership, as amended, restated and supplemented (the "Partnership Agreement"), to the date hereof, among Capital Automotive, in its capacity as general partner, and the limited partners (the general partner and the limited partners are collectively referred to herein as "Partners"); (5) the representations contained in a certificate dated May 11, 1999 and executed by a duly appointed officer of Capital Automotive (the


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Capital Automotive REIT
May 11, 1999
Page 2

"Officer's Certificate) and (6) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

        In connection with opinions rendered below, we have assumed, with your consent, that: (i) each of the documents referred to above have been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; has not been amended; and any unexecuted documents have been or will be executed substantially in the form and content reviewed by us;
(ii) Capital Automotive will elect REIT status in conformity with the requirements of Treas. Reg. Section 1.856-2(b) in its federal income tax return for 1998; (iii) during its taxable year ending December 31, 1998 and subsequent taxable years, Capital Automotive operated and intends to continue to operate in such manner that will make the representations contained in the Officer's Certificate, true for such years; (iv) Capital Automotive does not intend to make any amendments to the Declaration of Trust and Bylaws, the Partnership Agreement or any other agreements, after the date of this opinion that would affect its qualification as a real estate investment trust for U.S. federal income tax purposes for any taxable year; and (v) no action will be taken by Capital Automotive, the Partnership or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

        Unless facts material to the opinions herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the correctness of the representations made by Capital Automotive and the Partnership. For the purposes of rendering this opinion, we have not made an independent investigation of the facts set forth in any of the aforementioned documents, including without limitation the Prospectus and the Officer's Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. After reasonable inquiry, no facts have come to our attention that would cause us to question the accuracy and completeness of the facts contained in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, or the Prospectus in a material way.

        Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences" (which is incorporated herein by reference), we are of the opinion that:

                (a) Capital Automotive will qualify as a REIT under sections 856 through 859 of the Internal Revenue Code of 1986, as amended (the "Code") with respect to the Company's first taxable year ended
        December 31, 1998, is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years. With respect to its current and future
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Capital Automotive REIT
May 11, 1999
Page 3

        years, however, Capital Automotive's status as a REIT at any time is dependent, among other things, upon its meeting certain requirements throughout the year as a whole; and

                (b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax consequences that are likely to be material to a holder of the Common Shares.

                We will not review on a continuing basis Capital Automotive's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of Capital Automotive's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations and administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent Capital Automotive from qualifying as a REIT for federal income tax purposes.

                We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Wilmer, Cutler & Pickering under the caption "Federal Income Tax Consequences" in the Prospectus.

                The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                Very truly yours,

                                                Wilmer, Cutler & Pickering

                                                /s/ William J. Wilkins
                                                --------------------------------
                                                By William J. Wilkins, a Partner